Exhibit 10.2
ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380
P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000
PERSONAL AND CONFIDENTIAL
[Date]
Dear                                         :
The Compensation and Benefits Committee of the Anadarko Petroleum Corporation (the “Company”, including where applicable affiliates of the Company) Board of Directors (the “Committee”) has made an award of Performance Units (“PUs”) to you under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). The PUs are subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].
You have been awarded                      PUs as your target. The vesting of these PUs is dependent upon the Company’s relative Total Shareholder Return (“TSR”) over the specified Performance Periods. Fifty percent (50%) of the target PUs are subject to a two-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”) and 50% of the target PUs are subject to a three-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”). The [year] and [year] Performance Period may each be individually referred to herein as a “Performance Period.” The maximum number of PUs that you can earn during each Performance Period will be calculated as follows {«Performance_Units» x 50% x 200%}, with actual payout based on the Company’s relative TSR ranking as described below.
Each PU represents the value of one share of the Company’s Common Stock. The payout of PUs is contingent upon the Company’s TSR ranking relative to a predetermined peer group during a Performance Period. The TSR measure provides an external comparison of the Company’s performance against a peer group of companies and will be calculated as follows:
Average Closing Stock Price for the last 30 trading days of the Performance Period
Minus
Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance Period
Plus
Dividends paid per share over the Performance Period

Total Above Divided By
Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance Period
The actual number of PUs you will earn for each Performance Period is based upon the Company’s relative TSR ranking as follows:

Anadarko		Payout
Relative	Percentile	as % of
Ranking	Rank	Target
1st	100%	200%
2nd	91%	182%
3rd	82%	164%
4th	73%	146%
5th	64%	128%
6th	55%	110%
7th	46%	92%
8th	36%	72%
9th	27%	54%
10th	18%	0%
11th	9%	0%
12th	0%	0%
For example, if you were awarded 1,000 target PUs and the Company’s relative ranking for the [year] Performance Period is 3rd, you will receive 820 PUs (1,000 x 50% x 164%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement). If the Company’s relative ranking for the [year] Performance Period is 1st, you will receive 1,000 PUs (1000 x 50% x 200%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement).
The peer group for the [year] Performance Period and the [year] Performance Period include Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources Inc., Hess Corporation, Marathon Oil Corporation, Noble Energy Inc., Occidental Petroleum Corporation, Pioneer Natural Resources Company and Plains Exploration & Production Company. If any peer company ceases to exist during either of the Performance Periods, the Compensation Committee has approved Chesapeake Energy Corporation and XTO Energy, Inc. as replacement companies (in the order provided).
At the end of each Performance Period, the value attributed to the PUs that vest on such date shall be calculated by multiplying the number of PUs earned by the Fair Market Value1 of the Company’s Common Stock on the day the Committee certifies the performance results and

[1]	As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

approves the payouts. This value shall be reduced by the applicable payroll taxes as a result of such vesting, and the resulting amount shall then be paid to you in cash.
Dividend Equivalents shall not be paid with respect to the PUs. The PUs do not have voting rights and the PUs do not count toward any applicable stock ownership guidelines.
You will be allowed to make an election to defer your entire PU award. All deferral elections and distributions must be made in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereunder and made on a separate form provided by Anadarko to you.
If you voluntarily terminate your employment, or in the event you are terminated for cause, all unvested PUs will be immediately forfeited. If your employment is involuntarily terminated without cause prior to the end of a Performance Period, you will receive a payout, paid after the end of the Performance Period, based on actual performance. Upon your death, disability (as defined in the Company’s disability plan), or a Change of Control all your unvested PUs will be paid to you in accordance with your Target. Upon your retirement (as defined by the applicable Company Retirement Plan) prior to the end of a Performance Period, you will receive a prorated payout, paid after the end of the Performance Period, based on actual performance and the number of months you worked. Your PUs are subject to several restrictions, including that such PUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.
If you have any questions on this grant, please call me at 832-636-xxxx.
Sincerely,

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